Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference of our report dated February 18, 2022 on the consolidated financial statements of Gemino Healthcare Finance, LLC, which report appears in the annual report on Form 10-K of SLR Senior Investment Corp. dated March 1, 2022, in the Registration Statement on Form N-2 (No. 333-255516) of SLR Senior Investment Corp.

/s/ Baker Tilly US, LLP

Philadelphia, Pennsylvania

March 1, 2022